Exhibit 10.1

ARAMARK Corporation

ARAMARK Tower, 29th Floor

1101 Market Street

Philadelphia, Pennsylvania 19107

June 3, 2006

John R. Donovan, Jr.

255 Watch Hill Road

Exton, PA 19341

Dear Jack:

This Letter Agreement will serve to confirm our agreement regarding the terms and conditions of your separation from employment, our separation arrangement, and the status of your benefits.

We have agreed as follows:

1. Separation from Employment: You will separate from employment with ARAMARK, and resign from any officer or director positions you may hold with ARAMARK, effective May 1, 2006 (the “Effective Date of Separation”). You will also resign from any director or officer positions which you hold with any not-for-profit organization in which your service to that organization is related to your position with ARAMARK. For purposes of this Letter Agreement, the term ARAMARK shall include ARAMARK Corporation and all subsidiary, affiliated and successor companies of ARAMARK Corporation. Your last day of active work will be April 19, 2006, and you need not perform any duties in connection with your employment with ARAMARK after that day.

2. Separation Payments and Benefits:

A. In consideration for your obligations under this Letter Agreement, and subject to the other provisions of this Letter Agreement, you shall receive separation payments at the gross rate of nine thousand, six hundred fifteen dollars and thirty eight cents ($9,615.38) per week, minus all applicable withholding taxes, for a period of one hundred and fifty six (156) weeks. Separation payments shall be paid bi-weekly. The period during which you are eligible to receive your separation payments (the “Separation Pay Period”) shall commence on the first payroll period following six months from the Effective Date of Separation.

B. In consideration for your obligations under this Letter Agreement, and subject to the other provisions of this Letter Agreement, you shall receive a lump sum payment of two hundred and four thousand dollars ($204,000), minus applicable withholding taxes, on the first business day following six months from the Effective Date of this Letter Agreement. This payment is designed to reflect a prorata bonus for fiscal year 2006.

3. Bonus Payments: In accordance with the terms of the Management Incentive Bonus Plan, an employee must be an employee of ARAMARK on the last day of the fiscal year in order to be eligible to receive a bonus for such fiscal year. Accordingly, you would not otherwise be eligible to receive a bonus for fiscal year 2006, and you acknowledge that the payment set forth in paragraph 2.B. above is not otherwise due to you.

4. Executive Leadership Council Benefits: Your membership in the Executive Leadership Council shall terminate as of the Effective Date of Separation. All Executive Leadership Council benefits, including, but not limited to, your Executive Leadership Council health coverage, long term disability and survivor income benefits, shall terminate as of that date. Food and Support Services-sponsored group coverages shall continue to the extent set forth in Paragraph 5, below.

You do have certain rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to elect to continue your Executive Leadership Council health coverage at your expense. You shall receive additional information regarding your option to continue this coverage. You shall also receive information regarding your option to continue your Executive Leadership Council disability coverage on an individual basis. Survivor income benefits are not eligible for continuation.

5. Group Insurance: In consideration for your obligations under this Letter Agreement, and subject to the other provisions of this Letter Agreement, you may elect to continue, under the terms prevailing from time to time, your group medical and life insurance coverages for no more than thirty-six (36) months following the Effective Date of Separation, at the end of which time these coverages will terminate; provided, however, that if you become employed by a new employer during such thirty-six (36) month period, continued coverages under this Paragraph 5 shall become secondary to any comparable coverages provided to you by the new employer.

You will be responsible for payment of the costs of continuing the medical and life insurance coverages for the first six months following your Effective Date of Separation. ARAMARK will then reimburse you in the seventh month following your Effective Date of Separation for those premium amounts you paid which exceeded the employee contribution premium amount of those benefits. Thereafter, your share of the group medical and life insurance premiums will be deducted from your separation payments. You also have certain rights under COBRA to continue your group medical insurance coverages at your expense; however, it is understood that your rights under COBRA commence with the Effective Date of Separation. In addition, you may have the ability to convert the group medical and life insurance coverages to individual policies. Further information regarding coverage continuation and conversion may be obtained from David Durham, Vice President Benefits Plan Design and Administration, (215) 238-7746.

We will not be able to continue any other group insurance coverages, such as long-term disability or accident coverages, beyond the Effective Date of Separation.

6. Vacation: You will receive payment for any earned, accrued and unused vacation through the Effective Date of Separation. Such payment will be made with your last regular paycheck. You will not accrue any vacation days following your Effective Date of Separation.

7. ARAMARK Retirement Plans: You have account balances under the ARAMARK Retirement Savings Plan for Salaried Employees (the “RSP”) and the ARAMARK Stock Unit Retirement Plan (the “SURP”). Your active participation under the SURP will terminate as of the Effective Date of Separation. Under the terms of the SURP, you will not be eligible to make further salary deferrals or receive further Company contributions under the SURP following the Effective Date of Separation. Processing of your accounts for final distribution or deferral will begin thereafter in accordance with the terms of the RSP or SURP, as applicable.

You may obtain further details on RSP or SURP distributions from Christine Sarf, Senior Benefits Consultant, (215) 238-3234.

8. Shares of ARAMARK Corporation: All rights granted to you under the ISPO, MSPP, EIP, and restricted stock unit plans, including all option agreements and unvested option grants there under, shall terminate as of the Effective Date of Separation, and you shall be entitled to no further benefits under any stock plan or benefit offered by ARAMARK. However, nothing in this paragraph or in this Letter Agreement will extinguish, diminish or otherwise adversely affect any vested rights or interests you currently have under the ISPO, MSPP, EIP, and restricted stock unit plans.

9. Return of ARAMARK Property: On or before the Effective Date of Separation, you shall return to ARAMARK all documents, manuals, computers, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to ARAMARK’s business and prepared by you or obtained by you from ARAMARK, its affiliates, clients or its suppliers during the course of your employment with ARAMARK.

ARAMARK shall provide you with a monthly allowance of one thousand dollars ($1,000) for an automobile; provided, however, that such allowance shall not begin until the first day of the month following the date six months after your Effective Date of Separation. The monthly allowance shall continue thereafter for a thirty-six (36) month period.

10. Entire Agreement: This Letter Agreement constitutes the entire agreement between the parties on the subject of your Separation and voluntary termination of employment and post-employment separation and benefits, and, except as expressly provided herein, supercedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment, including the Agreement Relating to Employment and Post-Employment Competition dated November 10, 2004, between you and ARAMARK Corporation (the “Post-Employment Competition Agreement”), except that the provisions of Articles 1 (Non-Disclosure), 2 (Non-Competition), 3 (Non-Solicitation), 4 (Discoveries and Works), 5 (Remedies) and 8.A, B, F, G, H, and I (Miscellaneous) of the Post-Employment Competition Agreement shall continue to apply and are made a part of this Letter Agreement by reference. Additionally, in consideration for the payments and benefits provided under this Letter Agreement, you agree that the time period of the post-employment restrictions contained in Article 2 shall be extended for two additional years (i.e., for a total of three years following the Effective Date of Separation), that the post-employment restrictions contained in Article 3 shall be extended one additional year (i.e., for a total of three years following the Effective Date of Separation). Notwithstanding any provision in this Letter Agreement to the contrary, all payments and benefits hereunder are expressly made contingent on your compliance in all respects with all of the terms and conditions of the above-referenced Articles of the Post-Employment Competition Agreement.

11. Release and Waiver: In consideration of the payments, benefits and rights provided for under this Letter Agreement, which you acknowledge are payments and benefits and rights to which you are not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby agree as follows:

A. You hereby agree, on behalf of yourself, your agents, assignees, attorneys, spouse, successors, assigns, heirs and executors, to fully and completely forever release ARAMARK, its Board of Directors, all ARAMARK benefits plans, all ARAMARK benefit committees (including the Benefits Compliance Review Committee (“BCRC”)), and all of its and their respective predecessors and successors, past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers, and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to your employment or other service relationship with ARAMARK, the termination of any such employment or service relationship and any applicable employment, compensatory, benefit, or equity arrangement with ARAMARK occurring up to the date this Letter Agreement is signed by you; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Letter Agreement, and provided further that this release shall not extend to, diminish or otherwise adversely affect any vested rights or interests you presently have under any ARAMARK benefit, retirement or stock plan, to the extent not inconsistent with such benefit, retirement or stock plan (such released claims are collectively referred to herein as the “Released Claims”).

B. Notwithstanding the generality of clause (A) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, and (iii) any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

12. Consideration Period: You represent that you have read carefully and fully understand the terms of this Letter Agreement, including but not limited to Paragraph 11, and that you have been advised by this writing to consult with an attorney prior to signing this Letter Agreement. You further acknowledge that you have retained an attorney who has reviewed this Letter Agreement, and that you fully understand the release and waiver which you are signing. You acknowledge that you are signing this Letter Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Letter Agreement, other than those set forth in this Letter Agreement. You acknowledge that you have been given at least twenty-one (21) days to consider whether you want to sign this Letter Agreement.

13. Revocation Period: You acknowledge that the Age Discrimination in Employment Act gives you the right to revoke this Letter Agreement within seven (7) days after it is signed by you. You further acknowledge that you understand that you will not receive any payments or benefits due you under this Letter Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if you have not revoked this Letter Agreement. To the extent you have executed this Letter Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Letter Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

14. Effective Date: This Letter Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided this Letter Agreement has not been revoked by you as provided in Paragraph 13, during such Revocation Period (the “Effective Date”).

15. Withholding; Set-Off: Notwithstanding any other provision of this Letter Agreement, ARAMARK may, to the extent permitted by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder.

16. Non-Disparagement and Non-Disclosure:

A. You agree to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding ARAMARK or any of its officers, directors, employees, agents, representatives, affiliates, products or services, other than is necessary to comply with law.

B. You agree to keep the terms of this Letter Agreement confidential and you agree that you will not disclose the terms of this Agreement or its terms to anyone other than your spouse, legal counsel and/or financial advisors, whom you agree to inform of your obligations under this Paragraph 16(b) and of this Letter Agreement’s highly confidential subject matter. Notwithstanding the foregoing, you may disclose to a future employer or potential future employer the terms and conditions of your obligations under the restrictive covenants referenced in Paragraph 10 of this Letter Agreement, and you may disclose to any person or party the fact that you and ARAMARK have entered into an amicable separation agreement.

C. The payment of any amounts and the provision of any benefits under this Letter Agreement are expressly made subject to your compliance with this Paragraph 16. You agree that ARAMARK may seek injunctive relief in any court of competent jurisdiction for your failure to comply fully with the provisions of this Paragraph 16, in addition to any other legal and monetary remedies which may be available to ARAMARK.

17. Applicable Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

18. Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and ARAMARK Corporation (or any successor).

19. Severability: The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof; provided, however, that the invalidity or unenforceability of Paragraph 11, in whole or in part, shall release ARAMARK from any of its obligations under this Letter Agreement.

20. Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

21. No Mitigation; No Offset: You shall have no duty to mitigate or to seek or accept employment or work elsewhere following the Effective Date of Separation. If you do become employed or engaged elsewhere, the payments and benefits set forth in this Letter Agreement shall continue and shall not be offset or reduced by any compensation or benefits you may receive from such other source, subject only to the requirements of the Post-Employment Competition Agreement provisions incorporated herein and the group medical and life insurance benefits set forth in Section 5 above.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

/s/ LYNN B MCKEE
Lynn B. McKee
Executive Vice President, Human Resources

The foregoing has been read and accepted as a binding agreement between ARAMARK and the undersigned this 7th day of June 2006.

/s/ JOHN R. DONOVAN, JR.
John R. Donovan, Jr.